AZZ Inc. Reports Fiscal Year 2026 First Quarter Results

Delivers Record Quarterly Sales, Adjusted EBITDA, and Adjusted EPS over Prior Year
Raising Fiscal Year 2026 Guidance on Strong Earnings
July 9, 2025 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the first quarter ended May 31, 2025.
Fiscal Year 2026 First Quarter Overview (as compared to prior fiscal year first quarter(1)):
◦Total Sales of $422.0 million, up 2.1%
▪Metal Coatings sales of $187.2 million, up 6.0%
▪Precoat Metals sales of $234.7 million, down 0.8%
◦$273.2 million cash received from our minority interest in AVAIL related to the sale of the Electrical Products Group to nVent Electric plc
◦Net Income of $170.9 million, up 331.6%; Adjusted net income of $53.8 million, up 22.3%
◦GAAP diluted EPS of $5.66 per share, up 510.1%; Adjusted diluted EPS of $1.78, up 21.9%
◦Adjusted EBITDA of $106.4 million or 25.2% of sales, versus prior year of $94.1 million, or 22.8% of sales
◦Segment Adjusted EBITDA margin of 32.9% for Metal Coatings and 20.7% for Precoat Metals
◦Debt reduction of $285 million in the quarter, resulting in net leverage ratio 1.7x
◦Cash dividend of $0.17 per share to common shareholders paid in the quarter

(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "We are off to a great start in the fiscal year as sales grew to $422.0 million, up 2.1% over the prior year, with Adjusted diluted EPS of $1.78 up 21.9%. Consolidated Adjusted EBITDA grew to $106.4 million, or 25.2% of sales, primarily driven by higher volume for hot-dip galvanized steel and operational productivity over the prior year. Metal Coatings benefited from improved zinc utilization and delivered an Adjusted EBITDA margin of 32.9%. Precoat Metals' Adjusted EBITDA margin improved to 20.7%, primarily due to favorable mix and improved operational performance. While volumes were slightly lower for Precoat Metals, customer demand improved, as shipments of customer inventories increased compared to first quarter of last year.

Our fiscal first quarter cash from operations of $314.8 million, including proceeds from AVAIL's sale of the Electrical Products Group, allowed us to reduce debt by $285.4 million. We ended the quarter with a net leverage ratio of 1.7x. Subsequent to the quarter, we successfully closed a bolt-on acquisition within our Metal Coatings segment and announced the increase of our quarterly cash dividend to common shareholders from $0.17 to $0.20 per share. I want to thank all of our dedicated AZZ employees for their hard work, dedicated focus on sales volume, and productivity improvements. Our employees continue to demonstrate their pride and passion for delivering outstanding quality and service to our customers, while driving operational excellence. We are on track to set new profitability records in fiscal year 2026 as we continue to execute on our strategic plans." Ferguson concluded.

Segment Performance

First Quarter 2026 Metal Coatings
Sales of $187.2 million increased by 6.0% over the first quarter of last year, primarily due to increased volume supported by infrastructure related project spending in several end markets, including construction, industrial, and electrical transmission and distribution. Segment Adjusted EBITDA of $61.5 million resulted in Adjusted EBITDA margin of 32.9%, on increased volume and improved zinc utilization, an increase of 200 basis points from the prior year first quarter.

First Quarter 2026 Precoat Metals
Sales of $234.7 million were 0.8% lower than the first quarter of last year on decreased volume in certain end markets, including construction, HVAC, and appliance. Segment EBITDA of $48.5 million resulted in EBITDA margin of 20.7%, an increase of 50 basis points from the prior year first quarter.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $314.8 million for the first three months of fiscal year 2026 through improved earnings, which included a distribution of $273.2 million from the AVAIL JV following AVAIL's sale of its Electrical Products Group, coupled with our disciplined working capital management. At the end of the first quarter, the Company's net leverage was 1.7x trailing twelve months Adjusted EBITDA. During the first three months of fiscal year 2026, the Company paid down debt of $285.4 million and returned cash to common shareholders through cash dividend payments totaling $5.1 million. Capital expenditures for the first three months of fiscal year 2026 were $20.9 million, including $3.2 million of spending related to the new Washington, Missouri facility, and full fiscal year capital expenditures are expected to be approximately $60 - $80 million. Pursuant to the Company’s existing $100 million Share Repurchase Program, the Company has a remaining balance of $53.2 million available for repurchases.

Financial Outlook — Fiscal Year 2026 Guidance
We are adjusting fiscal year guidance, reflecting confidence in our strategic execution, operational resilience, and market positioning. Fiscal year 2026 guidance reflects our best estimates given anticipated market conditions for the full year, lower interest expense, an annualized effective tax rate of 25% and excludes M&A activity and any federal regulatory changes that may emerge.

FY2026 Guidance(1)
Sales	$1.625 - $1.725 billion
Adjusted EBITDA	$360 - $400 million
Adjusted Diluted EPS	$5.75 - $6.25

(1) FY2026 Guidance Assumptions:
a.Excludes any future acquisitions.
b.Excludes any future equity in earnings from AVAIL joint venture.
c.Management defines adjusted earnings per share to exclude intangible asset amortization, restructuring charges and additional stock compensation expense related to the adoption of our executive retiree long-term incentive program from the reported GAAP measure.
d.Assumes EBITDA margin range of 27 - 32% for the Metal Coatings segment and 17% - 22% for the Precoat Metals segment.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the first quarter of the fiscal year 2026, Thursday, July 10, 2025, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 2234808 through July 17, 2025, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.
You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2025	2024
Sales	$421,962	$413,208
Cost of sales	317,832	310,538
Gross margin	104,130	102,670

Selling, general and administrative	34,581	32,921
Operating income	69,549	69,749

Interest expense, net	(18,563)	(22,774)
Equity in earnings of unconsolidated subsidiaries	173,523	3,824
Other income, net	1,327	204
Income before income taxes	225,836	51,003
Income tax expense	54,928	11,401
Net income	170,908	39,602
Series A Preferred Stock Dividends	—	(1,200)
Redemption premium on Series A Preferred Stock	—	(75,198)
Net income (loss) available to common shareholders	$170,908	$(36,796)

Basic earnings (loss) per common share	$5.71	$(1.38)
Diluted earnings (loss) per common share	$5.66	$(1.38)

Weighted average shares outstanding - Basic	29,941	26,751
Weighted average shares outstanding - Diluted	30,217	26,751

Cash dividends declared per common share	$0.17	$0.17

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2025	2024
Sales:
Metal Coatings	$187,215	$176,651
Precoat Metals	234,747	236,557
Total Sales	$421,962	$413,208

Adjusted EBITDA
Metal Coatings	$61,516	$54,645
Precoat Metals	48,477	47,687
Infrastructure Solutions	7,617	3,795
Total Segment Adjusted EBITDA(1)	$117,610	$106,127

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	May 31, 2025	February 28, 2025
Assets:
Current assets	$407,945	$375,444
Property, plant and equipment, net	597,892	592,941
Other non-current assets, net	1,153,348	1,258,716
Total Assets	$2,159,185	$2,227,101

Liabilities and Shareholders’ equity:
Current liabilities	$270,097	$220,992
Long-term debt, net	569,807	852,365
Other non-current liabilities	104,983	108,249
Shareholders' Equity	1,214,298	1,045,495
Total Liabilities and Shareholders' equity	$2,159,185	$2,227,101

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2025	2024
Net cash provided by operating activities	$314,782	$71,944
Net cash used in investing activities	(17,122)	(27,379)
Net cash used in financing activities	(295,512)	(38,542)
Effect of exchange rate changes on cash	(593)	174
Net increase in cash and cash equivalents	1,555	6,197
Cash and cash equivalents at beginning of period	1,488	4,349
Cash and cash equivalents at end of period	$3,043	$10,546

(1) For the three months ended May 31, 2025, net cash provided by operating activities includes distributions from AVAIL of $273.2 million. Refer to footnote 6 on page 10.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude intangible asset amortization, restructuring charges, and additional stock compensation expense related to the adoption of our executive retiree long-term incentive program from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest, provision for income taxes and Series A Preferred Stock dividends. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three months ended and year ended May 31, 2025 and May 31, 2024 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (dollars in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended May 31,
	2025		2024
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$170,908		$39,602
Less: Series A Preferred Stock dividends	—		(1,200)
Less: Redemption premium on Series A Preferred Stock	—		(75,198)
Net income (loss) available to common shareholders(2)	170,908		(36,796)
Impact of Series A Preferred Stock dividends(2)	—		1,200
Net income (loss) and diluted earnings (loss) per share for Adjusted net income calculation(2)	170,908	$5.66	(35,596)	$(1.18)
Adjustments:
Amortization of intangible assets	5,734	0.19	5,793	0.20
Restructuring charges(3)	3,827	0.13	—	—
Redemption premium on Series A Preferred Stock(4)	—	—	75,198	2.49
Executive retiree long-term incentive program(5)	2,185	0.07	—	—
AVAIL JV excess distribution(6)	(165,826)	(5.49)	—	—
Subtotal	(154,080)	(5.10)	80,991	2.69
Tax impact(7)	36,979	1.22	(1,390)	(0.05)
Total adjustments	(117,101)	(3.88)	79,601	2.64
Adjusted net income and adjusted earnings per share (non-GAAP)	$53,807	$1.78	$44,005	$1.46

Weighted average shares outstanding - Diluted for Adjusted earnings per share(2)		30,217		30,194

See notes on page 10.

Adjusted EBITDA

	Three Months Ended May 31,
	2025	2024
Net income	$170,908	$39,602
Interest expense	18,563	22,774
Income tax expense	54,928	11,401
Depreciation and amortization	21,827	20,323
Adjustments:
Restructuring charges(3)	3,827	—
Executive retiree long-term incentive program(5)	2,185	—
AVAIL JV excess distribution(6)	(165,826)	—
Adjusted EBITDA (non-GAAP)	$106,412	$94,100

See notes on page 10.

Adjusted EBITDA by Segment

	Three Months Ended May 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$50,671	$39,354	$173,443	$(92,560)	$170,908
Interest expense	—	—	—	18,563	18,563
Income tax expense	—	—	—	54,928	54,928
Depreciation and amortization	6,660	9,123	—	6,044	21,827
Adjustments:
Restructuring charges(3)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(5)	358	—	—	1,827	2,185
AVAIL JV excess distribution(6)	—	—	(165,826)	—	(165,826)
Adjusted EBITDA (non-GAAP)	$61,516	$48,477	$7,617	$(11,198)	$106,412

See notes on page 10.

	Three Months Ended May 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$47,988	$40,094	$3,795	$(52,275)	$39,602
Interest expense	—	—	—	22,774	22,774
Income tax expense	—	—	—	11,401	11,401
Depreciation and amortization	6,657	7,593	—	6,073	20,323
Adjusted EBITDA (non-GAAP)	$54,645	$47,687	$3,795	$(12,027)	$94,100

See notes on page 10.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	May 31, 2025	February 28, 2025
Gross debt	$614,875	$900,250
Less: Cash per bank statement	(17,928)	(12,670)
Add: Finance lease liability	10,160	6,647
Consolidated indebtedness	$607,107	$894,227

Net income	$260,139	$128,833
Depreciation and amortization	83,710	82,205
Interest expense	77,071	81,282
Income tax expense	85,376	41,850
EBITDA	506,296	334,170
Cash items(8)	20,035	15,325
Non-cash items(9)	14,818	12,161
Equity in earnings, net of distributions	(173,835)	(3,598)
Adjusted EBITDA per Credit Agreement	$367,314	$358,058

Net leverage ratio	1.7x	2.5x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the three months ended May 31, 2024, diluted earnings per share is based on weighted average shares outstanding of 26,751, as the Series A Preferred Stock that was redeemed May 9, 2024, is anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,194, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the period noted above. For further information regarding the calculation of earnings per share, see "Item 1. Financial Statements—Note 3" in the Company's Form 10-Q for the first quarter of fiscal year 2026.

(3)	Includes restructuring charges related to the closure of two surface technology facilities in our Metal Coatings segment.
(4)	On May 9, 2024, we redeemed AZZ's Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(5)
During the three months ended May 31, 2025, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 1. Financial Statements—Note 15" in the Company's Form 10-Q for the first quarter of fiscal year 2026.

(6)
During the three months ended May 31, 2025, AVAIL completed the sale of the Electrical Products Group business to nVent Electric plc. Following the completion of the sale, we received a distribution of $273.2 million, which exceeded our investment in the AVAIL JV of $107.4 million as of May 31, 2025. Since we are not liable for the obligations of the AVAIL JV nor otherwise committed to provide financial support after writing off our investment in the AVAIL JV, we recognized $165.8 million as a gain for the three months ended May 31, 2025. We recorded $173.5 million in equity in earnings, which consists of 1) $7.7 million of equity in earnings from the AVAIL JV's operations for the three months ended May 31, 2025, and 2) $165.8 million of a gain from distribution received in excess of our investment in the AVAIL JV. For further information, see "Item 1. Financial Statements—Note 7" in the Company's Form 10-Q for the first quarter of fiscal year 2026.

(7)	The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(8)	Cash items include certain legal settlements, accruals, and retirement and other severance expenses, and restructuring charges associated with the Metal Coatings segment.
(9)	Non-cash items include stock-based compensation expense.